Press Release
Exhibit 99.1
Company Contact:
Michael J. Fitzpatrick
Chief Financial Officer
OceanFirst Financial Corp.
Tel: (732) 240-4500, ext. 7506
Email: Mfitzpatrick@oceanfirst.com

FOR IMMEDIATE RELEASE

OCEANFIRST FINANCIAL CORP.
ANNOUNCES THIRD QUARTER
FINANCIAL RESULTS

    RED BANK, NEW JERSEY, October 28, 2021 - OceanFirst Financial Corp. (NASDAQ:“OCFC”), (the “Company”), the holding company for OceanFirst Bank N.A. (the “Bank”), announced net income available to common stockholders of $23.2 million, or $0.39 per diluted share, for the three months ended September 30, 2021 as compared to net loss available to common stockholders of $6.0 million, or $0.10 per diluted share, for the corresponding prior year period. For the nine months ended September 30, 2021, the Company reported net income available to common stockholders of $84.4 million, or $1.41 per diluted share, as compared to $29.2 million, or $0.49 per diluted share, for the corresponding prior year period. Selected performance metrics are as follows (refer to “Selected Quarterly Financial Data” for additional information regarding the metrics):

	For the Three Months Ended,			For the Nine Months Ended,
Performance Ratios (Annualized):	September 30,	June 30,	September 30,	September 30,	September 30,
	2021	2021	2020	2021	2020
Return on average assets	0.78%	1.03%	(0.21)%	0.98%	0.35%
Return on average stockholders’ equity	6.05	7.88	(1.61)	7.49	2.68
Return on average tangible stockholders’ equity (a)	9.20	12.07	(2.51)	11.46	4.22
Efficiency ratio	67.43	60.21	66.83	60.62	65.39
Net interest margin	2.93	2.89	2.97	2.91	3.23
(a) Return on average tangible stockholders’ equity, a non-GAAP (“generally accepted accounting principles”) measure, excludes the impact of intangible assets and goodwill from both assets and stockholders’ equity. Refer to “Explanation of Non-GAAP Financial Measures” and the “Non-GAAP Reconciliation” tables for additional information regarding our non-GAAP measures and impact per period.

Core earnings1 for the three and nine months ended September 30, 2021 amounted to $26.7 million and $82.7 million, respectively, or $0.45 and $1.38 per diluted share, respectively. Non-core operations had an adverse impact, net of tax, of $3.6 million for the three months ended September 30, 2021 and a favorable impact, net of tax, of $1.7 million for the nine months ended September 30, 2021, respectively.

	For the Three Months Ended,			For the Nine Months Ended,
	September 30,	June 30,	September 30,	September 30,	September 30,
Core Ratios[1] (Annualized):	2021	2021	2020	2021	2020
Return on average assets	0.90%	1.02%	(0.01)%	0.95%	0.59%
Return on average tangible stockholders’ equity	10.62	12.04	(0.11)	11.23	7.10
Efficiency ratio	62.22	60.06	59.63	60.23	57.95

Key developments for the recent quarter are described below:
•Loan Growth: Total loan growth for the quarter was $361.0 million. Total loan growth, excluding the impact of Paycheck Protection Program (“PPP”) loans of $30.5 million, was $391.5 million for the quarter, reflecting quarterly loan originations of $771.8 million and the purchase of a residential loan pool of $219.7 million. Along with record loan production during the quarter, the committed loan pipeline remains strong at $651.4 million.
•Deposit Growth: Deposits increased $358.8 million during the third quarter, while cost of deposits decreased 5 basis points to 0.22% from 0.27% in the prior linked quarter, reflecting a trend in improving deposit quality.
1 Core earnings, a non-GAAP measure, and ratios derived from core earnings, for the periods presented, excludes merger related expenses, branch consolidation expenses, net loss (gain) on equity investments, Federal Home Loan Bank (“FHLB”) advance prepayment fees, gain on sale of PPP loans, the opening credit loss expense under the Current Expected Credit Loss (“CECL”) model related to the acquisitions of Two River Bancorp (“Two River”) and Country Bank Holding Company, Inc. (“Country Bank”) and the income tax effect of these items, (collectively referred to as “non-core” operations). Refer to “Explanation of Non-GAAP Financial Measures” and the “Non-GAAP Reconciliation” tables for additional information regarding our non-GAAP measures and impact per period.

•Net Interest Income and Margin: Net interest income increased by $3.1 million to $77.1 million from $74.0 million in the prior linked quarter. Net interest margin increased to 2.93%, compared to 2.89% in the prior linked quarter, largely driven by the Bank’s disciplined deposit pricing practices.
Chairman and Chief Executive Officer, Christopher D. Maher, commented on the Company’s results, “We are pleased to report strong loan originations of $771.8 million along with a record loan pipeline of $651.4 million, reflecting the momentum from our expanding commercial banking team.” Mr. Maher added, “During the quarter, the system integration of our New York Region was completed, which included the customers acquired from Country Bank last year. With this latest system conversion, all OceanFirst customers are able to take advantage of our accounts and services across all channels providing seamless and fully integrated operations.”
The Company’s Board of Directors declared its ninety-ninth consecutive quarterly cash dividend on common stock. The quarterly cash dividend on common stock of $0.17 per share, will be paid on November 19, 2021 to common stockholders of record on November 8, 2021. The Board previously declared a quarterly cash dividend on preferred stock of $0.4375 per depositary share, representing 1/40th interest in the Series A Preferred Stock. This dividend will be paid on November 15, 2021 to preferred stockholders of record on October 29, 2021.
As previously announced on August 4, 2021, the Bank entered into a definitive agreement to sell two New Jersey branch locations to First Bank, including the owned premises and equipment, all deposits associated with the branches, which totaled approximately $124 million as of June 30, 2021, as well as selected performing loans totaling approximately $14 million as of June 30, 2021. The Bank has received the required regulatory approval and the closing of the sale and customer conversion is expected to take place in early December.

Results of Operations
Net income for the three months ended September 30, 2021 and net loss for the three months ended September 30, 2020 were adversely impacted by non-core operations of $3.6 million, net of tax, and $5.8 million, net of tax, respectively. Net income was favorably impacted by $1.7 million, net of tax, and adversely impacted by $19.9 million, net of tax, of non-core operations for the nine months ended September 30, 2021 and 2020, respectively. Core earnings for the three months ended September 30, 2021 were $26.7 million, or $0.45 per diluted share, an increase from core losses of $266,000, or $0.00 per diluted share, for the corresponding prior year period. Core earnings for the nine months ended September 30, 2021 were $82.7 million, or $1.38 per diluted share, an increase from core earnings of $49.0 million, or $0.82 per diluted share, for the corresponding prior year period. Net income was favorably impacted by $78,000, net of tax, of non-core operations for the prior linked quarter. Core earnings for the three months ended September 30, 2021 decreased from $29.5 million, or $0.49 per diluted share, for the prior linked quarter.
Net Interest Income and Margin
Net interest income for the three months ended September 30, 2021, increased to $77.1 million, as compared to $76.8 million for the corresponding prior year period. Net interest income for the nine months ended September 30, 2021 decreased to $224.8 million as compared to $235.1 million for the corresponding prior year period, as a result of the lower interest rate environment. Average interest-earning assets increased by $192.3 million and $590.4 million for the three and nine months ended September 30, 2021, respectively, as compared to the same prior year periods, primarily concentrated in excess balance sheet liquidity. Average loans receivable, net of allowance for loan credit losses, decreased by $486.1 million and $371.4 million for the three and nine months ended September 30, 2021, respectively, as compared to the same prior year periods, primarily due to reductions in PPP loans. Net interest margin for the three and nine months ended September 30, 2021 decreased to 2.93% and 2.91%, respectively, from 2.97% and 3.23%, respectively, for the same prior year periods. The net interest margin compression was primarily due to the excess balance sheet liquidity and the lower interest rate environment. For the three and nine months ended September 30, 2021, the cost of average interest-bearing liabilities decreased to 0.44% and 0.52%, respectively, from 0.83% and 0.93%, respectively, for the corresponding prior year periods. The total cost of deposits (including non-interest bearing deposits) was 0.22% and 0.28% for the three and nine months ended September 30, 2021, respectively, as compared to 0.49% and 0.58%, respectively, for the same prior year periods.
Net interest income for the three months ended September 30, 2021 increased by $3.1 million, as compared to the prior linked quarter, and net interest margin increased to 2.93%, compared to 2.89% for the prior linked quarter. Excluding the impact of purchase accounting accretion and prepayment fees, of 0.18% and 0.16% for the three months ended September 30, 2021 and June 30, 2021, respectively, net interest margin increased to 2.75% from 2.73%. The yield on average interest-earning assets decreased marginally to 3.24% from 3.25% in the prior linked quarter. The total cost of average interest-bearing liabilities was 0.44% for the three months ended September 30, 2021, as compared to 0.50% in the prior linked quarter, due to repricing of deposit costs and maturities of higher-yielding time deposits.
Benefit/Provision for Credit Losses
    For the three and nine months ended September 30, 2021, the credit loss benefit was $3.2 million and $10.3 million, respectively, as compared to credit loss expense of $35.7 million and $55.3 million, respectively, for the corresponding prior year periods, and a credit loss benefit of $6.5 million in the prior linked quarter. The credit loss benefit for the three and nine months ended September 30, 2021 was significantly influenced by positive trends in the Bank’s asset quality combined with stabilizing trends in economic forecasts, including strong employment levels and GDP growth, partly offset by the economic uncertainty related to supply chain and labor market constraints.

Net loan recoveries were $386,000 and $442,000 for the three and nine months ended September 30, 2021, respectively, as compared to net loan charge-offs of $15.0 million and $15.9 million for the corresponding prior year periods, respectively, and net loan charge-offs of $224,000 in the prior linked quarter. The three months ended September 30, 2020 included $14.2 million in charge-offs related to the transfer of higher-risk commercial loans to held-for-sale, which were ultimately sold in the fourth quarter of 2020. Non-performing loans held-for-investment totaled $23.3 million at September 30, 2021, as compared to $31.7 million at June 30, 2021 and $29.9 million at September 30, 2020.
Non-interest Income
    For the three and nine months ended September 30, 2021, other income increased to $9.9 million and $42.5 million, respectively, as compared to $8.2 million and $33.3 million, respectively, for the corresponding prior year periods. Other income for the three and nine months ended September 30, 2021 included non-core operations of $466,000 related to net losses on equity investments and $8.4 million related to net gains on equity investments, respectively. Other income for both the three and nine months ended September 30, 2020 included $3.6 million of net losses on equity investments. Excluding non-core operations, the decrease in other income for the three months ended September 30, 2021, as compared to the corresponding prior year period, was primarily due to decreases in gain on sale of loans of $1.0 million and fees and service charges of $759,000.
Excluding non-core operations, the decrease in other income for the nine months ended September 30, 2021, as compared to the corresponding prior year period, was primarily due to decreases in commercial loan swap income of $5.2 million, as a result of lower activity, and lower fees and service charges of $1.3 million, partially offset by increases in bankcard services of $1.7 million, due to lower card activity in the prior year period as a result of the pandemic, gain on sale of loans of $1.3 million, and PPP loan referral fees of $800,000.

Excluding non-core operations, other income for the three months ended September 30, 2021 decreased $878,000, as compared to the prior linked quarter, primarily due to decreases in gain on sale of loans of $1.3 million and lower fees and service charges of $836,000, partially offset by an increase in commercial loan swap income of $1.5 million, as a result of higher activity.
Non-interest Expense
    Operating expenses increased to $58.7 million and decreased to $162.0 million for the three and nine months ended September 30, 2021, respectively, as compared to $56.8 million and $175.5 million, respectively, in the same prior year periods. Operating expenses for the three and nine months ended September 30, 2021 included $4.2 million and $6.1 million, respectively, of net expenses related to non-core operations. Operating expenses for the three and nine months ended September 30, 2020 included $4.0 million and $20.0 million, respectively, of net expenses related to non-core operations. Excluding non-core operations, the $1.6 million increase in operating expenses for the three months ended September 30, 2021, as compared to the corresponding prior year period, was primarily due to increases in compensation and benefits expense of $1.7 million and data processing expense of $846,000, partly offset by a decrease in equipment expense of $782,000.
Excluding non-core operations, the $372,000 increase in operating expenses for the nine months ended September 30, 2021, as compared to the corresponding prior year period, was primarily due to increases in compensation and benefits expense of $2.2 million, primarily related to higher benefit costs, federal deposit insurance and regulatory assessments of $1.4 million, and data processing expense of $953,000, partly offset by decreases in equipment expense of $1.8 million, marketing expense of $930,000, other operating expense of $469,000, and occupancy expense of $434,000.
    Excluding non-core operations, operating expenses for the quarter ended September 30, 2021, increased $3.2 million, as compared to the prior linked quarter. The change was due to increases in data processing expense of $961,000, compensation and benefits expense of $818,000, professional fees of $698,000, and federal deposit insurance and regulatory assessments of $360,000.

Income Tax Expense/Benefit
The provision for income taxes was $7.4 million and $28.1 million for the three and nine months ended September 30, 2021, respectively, as compared to a benefit for income taxes of $2.6 million and provision for income taxes of $7.3 million for the same prior year periods, respectively, and provision for income taxes of $10.1 million for the prior linked quarter. The effective tax rate was 23.3% and 24.3% for the three and nine months ended September 30, 2021, respectively, as compared to 34.6% and 19.5% for the same prior year periods, respectively, and 24.8% for the prior linked quarter. The higher effective tax rate for the three months ended September 30, 2020 was primarily attributable to the net loss recognized during the quarter. The higher effective tax rate for the nine months ended September 30, 2021, as compared to the prior year period, was primarily due to the impact of a New Jersey tax code change and a higher allocation of taxable income to New York.
Financial Condition
    Total assets increased by $381.4 million to $11.83 billion at September 30, 2021, from $11.45 billion at December 31, 2020. Cash and due from banks decreased $291.0 million, to $981.1 million at September 30, 2021, from $1.27 billion at December 31, 2020 as excess liquidity was primarily used to purchase securities and fund loan growth. Total debt securities increased by $319.4 million at September 30, 2021, as compared to December 31, 2020. Total loans, excluding PPP loans of $52.5 million and $95.4 million at September 30, 2021 and December 31, 2020, respectively, increased by $468.6 million, to $8.13 billion at September 30, 2021, from $7.66 billion at December 31, 2020.
    Deposits increased by $346.5 million to $9.77 billion at September 30, 2021, from $9.43 billion at December 31, 2020. Excluding time deposits of $855.4 million at September 30, 2021 and $1.37 billion at December 31, 2020, total deposits increased by $863.8 million to $8.92 billion at September 30, 2021 from $8.05 billion at December 31, 2020. The loans-to-deposit ratio at September 30, 2021 was 83.7%, as compared to 82.3% at December 31, 2020.

    Stockholders’ equity increased to $1.51 billion at September 30, 2021, as compared to $1.48 billion at December 31, 2020. On June 25, 2021, the Company announced the authorization of the Board of Directors of the 2021 Stock Repurchase Program to repurchase up to an additional 3.0 million shares, which is approximately 5% of the Company’s outstanding common stock. For the nine months ended September 30, 2021, the Company repurchased 1,460,009 shares under its stock repurchase program at a weighted average cost of $20.98, and there were 3,559,136 shares available for repurchase at September 30, 2021 under the existing repurchase programs. Stockholders’ equity per common share increased to $25.47 at September 30, 2021, as compared to $24.57 at December 31, 2020. Tangible common equity per common share increased to $15.78 at September 30, 2021, as compared to $14.98 at December 31, 2020.

Asset Quality
    The Company’s non-performing loans decreased to $23.3 million at September 30, 2021, as compared to $36.4 million at December 31, 2020. Non-performing loans at September 30, 2021 do not include $41.4 million of purchased with credit deterioration (“PCD”) loans from prior bank acquisitions. The allowance for loan credit losses as a percentage of non-performing loans was 214.8% at September 30, 2021, as compared to 166.8% at December 31, 2020. The Company’s level of 30 to 89 days delinquent loans, excluding non-performing and PCD loans, improved to $6.6 million at September 30, 2021, from $34.7 million at December 31, 2020.
The Company’s allowance for loan credit losses was 0.61% of total loans at September 30, 2021, as compared to 0.78% at December 31, 2020. The allowance for loan credit losses plus the unamortized credit and PCD marks amounted to $71.5 million, or 0.87% of total loans, at September 30, 2021.

Explanation of Non-GAAP Financial Measures
    Reported amounts are presented in accordance with GAAP. The Company’s management believes that the supplemental non-GAAP information, which consists of reported net income excluding non-core operations and reporting equity and asset amounts excluding intangible assets and goodwill, which can vary from period to period, provides a better comparison of period to period operating performance. Additionally, the Company believes this information is utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Refer to the Non-GAAP Reconciliation table at the end of this document for details on the earnings impact of these items.
Conference Call
    As previously announced, the Company will host an earnings conference call on Friday, October 29, 2021 at 11:00 a.m. Eastern Time. The direct dial number for the call is (844) 200-6205, using the access code 946108. For those unable to participate in the conference call, a replay will be available. To access the replay, dial (866) 813-9403, access code 327620, from one hour after the end of the call until January 27, 2022. The conference call, as well as the replay, are also available (listen-only) by internet webcast at www.oceanfirst.com in the Investor Relations section.
* * *

    OceanFirst Financial Corp.’s subsidiary, OceanFirst Bank N.A., founded in 1902, is a $11.8 billion regional bank providing financial services throughout New Jersey and in the major metropolitan markets of Philadelphia, New York, Baltimore, Washington D.C. and Boston. OceanFirst Bank delivers commercial and residential financing, treasury management, trust and asset management, and deposit services and is one of the largest and oldest community-based financial institutions headquartered in New Jersey. To learn more about OceanFirst, go to www.oceanfirst.com.

Forward-Looking Statements

In addition to historical information, this news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “should,” “may,” “view,” “opportunity,” “potential,” or similar expressions or expressions of confidence. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to: the impact of the COVID-19 or any other pandemic on our operations and financial results and those of our customers, changes in interest rates, general economic conditions, levels of unemployment in the Bank’s lending area, real estate market values in the Bank’s lending area, future natural disasters and increases to flood insurance premiums, the level of prepayments on loans and mortgage-backed securities, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, accounting principles and guidelines and the Bank’s ability to successfully integrate acquired operations. These risks and uncertainties are further discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, under Item 1A - Risk Factors and elsewhere, and subsequent securities filings and should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

OceanFirst Financial Corp.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands, except per share amounts)

	September 30,	June 30,	December 31,	September 30,
	2021	2021	2020	2020
	(Unaudited)	(Unaudited)		(Unaudited)
Assets
Cash and due from banks	$981,126	$1,084,029	$1,272,134	$980,870
Debt securities available-for-sale, at estimated fair value	314,620	249,330	183,302	169,634
Debt securities held-to-maturity, net of allowance for securities credit losses of $1,503 at September 30, 2021, $1,609 at June 30, 2021, $1,715 at December 31, 2020 and $2,393 at September 30, 2020 (estimated fair value of $1,143,381 at September 30, 2021, $1,169,123 at June 30, 2021, $968,466 at December 31, 2020 and $902,418 at September 30, 2020)	1,125,382	1,146,735	937,253	871,688
Equity investments	101,314	90,917	107,079	63,846
Restricted equity investments, at cost	53,017	52,519	51,705	67,505
Loans receivable, net of allowance for loan credit losses of $50,153 at September 30, 2021, $53,876 at June 30, 2021, $60,735 at December 31, 2020 and $56,350 at September 30, 2020	8,139,961	7,774,351	7,704,857	7,943,390
Loans held-for-sale	13,428	1,493	45,524	388,763
Interest and dividends receivable	32,512	28,014	35,269	40,671
Other real estate owned	106	106	106	106
Premises and equipment, net	123,669	117,509	107,094	103,249
Bank owned life insurance	260,072	259,608	265,253	264,167
Assets held for sale	4,613	4,032	5,782	6,717
Goodwill	500,319	500,319	500,319	500,849
Core deposit intangible	19,558	20,912	23,668	25,194
Other assets	159,991	154,027	208,968	224,648
Total assets	$11,829,688	$11,483,901	$11,448,313	$11,651,297
Liabilities and Stockholders’ Equity
Deposits	$9,774,097	$9,415,286	$9,427,616	$9,283,288
Federal Home Loan Bank advances	—	—	—	343,452
Securities sold under agreements to repurchase with retail customers	143,292	141,475	128,454	142,823
Other borrowings	228,887	228,564	235,471	246,941
Advances by borrowers for taxes and insurance	22,214	21,281	17,296	20,104
Other liabilities	147,949	168,506	155,346	152,975
Total liabilities	10,316,439	9,975,112	9,964,183	10,189,583
Total stockholders’ equity	1,513,249	1,508,789	1,484,130	1,461,714
Total liabilities and stockholders’ equity	$11,829,688	$11,483,901	$11,448,313	$11,651,297

OceanFirst Financial Corp.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	For the Three Months Ended,			For the Nine Months Ended,
	September 30,	June 30,	September 30,	September 30,	September 30,
	2021	2021	2020	2021	2020
	|---------------------- (Unaudited) ----------------------|			|---------- (Unaudited) -----------|
Interest income:
Loans	$78,889	$77,048	$85,933	$233,845	$264,224
Debt securities	5,040	5,984	5,596	16,379	18,577
Equity investments and other	1,491	309	1,433	3,411	4,245
Total interest income	85,420	83,341	92,962	253,635	287,046
Interest expense:
Deposits	5,379	6,325	11,370	20,200	37,611
Borrowed funds	2,909	3,000	4,804	8,683	14,335
Total interest expense	8,288	9,325	16,174	28,883	51,946
Net interest income	77,132	74,016	76,788	224,752	235,100
Credit loss (benefit) expense	(3,179)	(6,460)	35,714	(10,259)	55,332
Net interest income after credit loss (benefit) expense	80,311	80,476	41,074	235,011	179,768
Other income:
Bankcard services revenue	3,409	3,591	3,097	10,052	8,319
Trust and asset management revenue	584	591	490	1,774	1,560
Fees and service charges	2,973	3,809	3,732	10,519	11,858
Net (loss) gain on sales of loans	(15)	1,279	1,001	3,180	1,930
Net (loss) gain on equity investments	(466)	576	(3,576)	8,397	(3,273)
Net (loss) gain from other real estate operations	(3)	(1)	214	(12)	12
Income from bank owned life insurance	1,640	1,716	1,530	4,771	4,626
Commercial loan swap income	1,588	73	1,425	2,772	7,964
Other	173	169	266	1,068	310
Total other income	9,883	11,803	8,179	42,521	33,306
Operating expenses:
Compensation and employee benefits	30,730	29,912	29,012	89,008	86,832
Occupancy	5,005	5,314	5,270	15,380	15,814
Equipment	1,124	1,306	1,906	4,008	5,831
Marketing	496	625	963	1,555	2,485
Federal deposit insurance and regulatory assessments	1,459	1,099	1,212	4,422	3,012
Data processing	5,363	4,402	4,517	13,796	12,843
Check card processing	1,337	1,303	1,385	4,012	3,951
Professional fees	3,089	2,391	3,354	8,317	8,339
Other operating expense	4,477	3,485	3,644	11,315	11,784
FHLB advance prepayment fees	—	—	—	—	924
Amortization of core deposit intangible	1,354	1,361	1,538	4,110	4,660
Branch consolidation expense	4,014	26	830	5,051	4,287
Merger related expenses	225	446	3,156	1,052	14,753
Total operating expenses	58,673	51,670	56,787	162,026	175,515
Income (loss) before provision (benefit) for income taxes	31,521	40,609	(7,534)	115,506	37,559
Provision (benefit) for income taxes	7,354	10,054	(2,608)	28,087	7,314
Net income (loss)	24,167	30,555	(4,926)	87,419	30,245
Dividends on preferred shares	1,004	1,004	1,093	3,012	1,093
Net income (loss) available to common stockholders	$23,163	$29,551	$(6,019)	$84,407	$29,152
Basic earnings (loss) per share	$0.40	$0.49	$(0.10)	$1.42	$0.49
Diluted earnings (loss) per share	$0.39	$0.49	$(0.10)	$1.41	$0.49
Average basic shares outstanding	59,311	59,701	59,935	59,619	59,901
Average diluted shares outstanding	59,515	59,966	59,935	59,862	60,076

OceanFirst Financial Corp.
SELECTED LOAN AND DEPOSIT DATA
(dollars in thousands)

LOANS RECEIVABLE		At
		September 30,	June 30,	March 31,	December 31,	September 30,
		2021	2021	2021	2020	2020
Commercial:
Commercial and industrial		$457,674	$474,919	$498,245	$470,656	$599,188
Commercial real estate - owner-occupied		1,123,973	1,045,514	1,066,351	1,145,065	1,176,529
Commercial real estate - investor		3,922,983	3,836,230	3,804,351	3,491,464	3,453,276
Total commercial		5,504,630	5,356,663	5,368,947	5,107,185	5,228,993
Consumer:
Residential real estate		2,401,240	2,168,545	2,189,348	2,309,459	2,407,178
Home equity loans and lines and other consumer		275,962	295,582	314,242	339,462	364,807
Total consumer		2,677,202	2,464,127	2,503,590	2,648,921	2,771,985
Total loans		8,181,832	7,820,790	7,872,537	7,756,106	8,000,978
Deferred origination costs (fees), net		8,282	7,437	8,029	9,486	(1,238)
Allowance for loan credit losses		(50,153)	(53,876)	(59,976)	(60,735)	(56,350)
Loans receivable, net		$8,139,961	$7,774,351	$7,820,590	$7,704,857	$7,943,390
Mortgage loans serviced for others		$64,840	$68,778	$74,037	$95,789	$88,210
	At September 30, 2021 Average Yield
Loan pipeline (1):
Commercial	3.69%	$482,942	$463,388	$154,946	$210,024	$154,700
Residential real estate	3.08	160,070	153,798	178,352	151,152	212,107
Home equity loans and lines	4.13	8,420	11,369	11,031	6,630	10,301
Total	3.55%	$651,432	$628,555	$344,329	$367,806	$377,108

	For the Three Months Ended
	September 30,			June 30,		March 31,		December 31,		September 30,
	2021			2021		2021		2020		2020
	Average Yield
Loan originations:
Commercial	3.12%	$585,667		$259,163	(2)	$547,591	(2)	$173,715		$187,747
Residential real estate	3.04	174,365	(3)	173,354		189,942		222,780		219,325
Home equity loans and lines	4.13	11,782		14,870		10,278		13,435		10,966
Total	3.12%	$771,814		$447,387		$747,811		$409,930		$418,038
Loans sold		$1,756		$29,556		$67,500		$56,126	(4)	$56,722
(1)Loan pipeline includes loans approved but not funded.
(2)Excludes loans originated through the PPP of $13 million and $60 million for the three months ended June 30, 2021 and March 31, 2021, respectively.
(3)Excludes a residential real estate loan pool purchase of $219.7 million for the three months ended September 30, 2021.
(4)Excludes the sale of PPP loans of $298.1 million, higher risk commercial loans of $64.8 million, net of charge-offs and under-performing residential and home equity loans and lines of $10.5 million, net of charge-offs, for the three months ended December 31, 2020.

DEPOSITS	At
	September 30,	June 30,	March 31,	December 31,	September 30,
	2021	2021	2021	2020	2020
Type of Account
Non-interest-bearing	$2,467,952	$2,505,355	$2,417,935	$2,133,195	$2,240,799
Interest-bearing checking	4,013,565	3,628,741	3,623,132	3,646,866	3,317,296
Money market deposit	816,691	734,320	782,459	783,521	691,872
Savings	1,620,447	1,590,441	1,568,528	1,491,251	1,471,554
Time deposits	855,442	956,429	1,110,758	1,372,783	1,561,767
Total Deposits	$9,774,097	$9,415,286	$9,502,812	$9,427,616	$9,283,288

OceanFirst Financial Corp.
ASSET QUALITY
(dollars in thousands)

ASSET QUALITY	September 30,	June 30,	March 31,	December 31,	September 30,
	2021	2021	2021	2020	2020
Non-performing loans held-for-investment:
Commercial and industrial	$354	$1,566	$1,616	$1,551	$586
Commercial real estate - owner-occupied	8,997	11,527	11,676	13,054	11,365
Commercial real estate - investor	6,904	10,549	12,366	10,660	2,978
Residential real estate	5,484	6,114	6,398	8,642	11,518
Home equity loans and lines and other consumer	1,605	1,924	2,072	2,503	3,448
Total non-performing loans held-for-investment	23,344	31,680	34,128	36,410	29,895
Non-performing loans held-for-sale	—	—	—	—	67,489
Other real estate owned	106	106	106	106	106
Total non-performing assets	$23,450	$31,786	$34,234	$36,516	$97,490
PCD loans (1)	$41,372	$40,064	$44,421	$48,488	$56,422
Delinquent loans 30 to 89 days	$6,647	$5,313	$16,477	$34,683	$13,753
Troubled debt restructurings:
Non-performing (included in total non-performing loans above)	$9,617	$9,803	$4,785	$5,158	$9,866
Performing	9,661	10,311	11,466	12,009	12,777
Total troubled debt restructurings	$19,278	$20,114	$16,251	$17,167	$22,643
Allowance for loan credit losses	$50,153	$53,876	$59,976	$60,735	$56,350
Allowance for loan credit losses as a percent of total loans held-for-investment (2)	0.61%	0.69%	0.76%	0.78%	0.70%
Allowance for loan credit losses as a percent of total non-performing loans held-for-investment (2)	214.84	170.06	175.74	166.81	188.49
Non-performing loans held-for-investment as a percent of total loans held-for-investment	0.29	0.41	0.43	0.47	0.37
Non-performing assets as a percent of total assets	0.20	0.28	0.30	0.32	0.84
(1)PCD loans are not included in non-performing loans held-for-investment, troubled debt restructurings or delinquent loans totals.
(2)Loans acquired from prior bank acquisitions were recorded at fair value. The net unamortized credit and PCD marks on these loans, not reflected in the allowance for loan credit losses, was $21.3 million, $23.6 million, $25.7 million, $28.0 million and $31.6 million at September 30, 2021, June 30, 2021, March 31, 2021, December 31, 2020 and September 30, 2020, respectively.

NET RECOVERIES (CHARGE-OFFS)	For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,		September 30,
	2021	2021	2021	2020		2020
Net recoveries (charge-offs):
Loan charge-offs	$(163)	$(420)	$(356)	$(3,220)		$(15,411)
Recoveries on loans	549	196	636	278		416
Net loan recoveries (charge-offs)	$386	$(224)	$280	$(2,942)	(1)	$(14,995)	(2)
Net loan recoveries (charge-offs) to average total loans (annualized)	NM*	0.01%	NM*	0.15%		0.71%
Net loan recoveries (charge-offs) detail:
Commercial	$(33)	$(304)	$126	$(775)		$(14,801)
Residential real estate	280	—	(203)	(1,731)		314
Home equity loans and lines and other consumer	139	80	357	(436)		(508)
Net loan recoveries (charge-offs)	$386	$(224)	$280	$(2,942)	(1)	$(14,995)	(2)
(1)Included in net loan charge-offs for the three months ended December 31, 2020 was $2.3 million related to under-performing residential and consumer loans sold.
(2)Included in net loan charge-offs for the three months ended September 30, 2020 was $14.2 million related to loans transferred to held-for-sale.
* Not meaningful

OceanFirst Financial Corp.
ANALYSIS OF NET INTEREST INCOME

	For the Three Months Ended
	September 30,			June 30,			September 30,
	2021			2021			2020
(dollars in thousands)	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Assets:
Interest-earning assets:
Interest-earning deposits and short-term investments	$1,053,797	$441	0.17%	$992,485	$241	0.10%	$805,863	$236	0.12%
Securities (1)	1,542,630	6,090	1.57	1,501,484	6,052	1.62	1,112,174	6,793	2.43
Loans receivable, net (2)
Commercial	5,361,472	55,387	4.10	5,318,436	54,258	4.09	5,554,897	58,639	4.20
Residential real estate	2,260,673	20,076	3.55	2,219,425	19,097	3.44	2,462,513	23,091	3.75
Home equity loans and lines and other consumer	289,011	3,426	4.70	304,541	3,693	4.86	379,299	4,203	4.41
Allowance for loan credit losses, net of deferred loan costs and fees	(46,436)	—	—	(53,483)	—	—	(45,912)	—	—
Loans receivable, net	7,864,720	78,889	3.98	7,788,919	77,048	3.97	8,350,797	85,933	4.09
Total interest-earning assets	10,461,147	85,420	3.24	10,282,888	83,341	3.25	10,268,834	92,962	3.60
Non-interest-earning assets	1,276,890			1,256,844			1,353,135
Total assets	$11,738,037			$11,539,732			$11,621,969
Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing checking	$3,841,475	2,854	0.29%	$3,701,496	3,385	0.37%	$3,289,319	4,627	0.56%
Money market	767,854	245	0.13	760,323	212	0.11	675,841	571	0.34
Savings	1,609,197	146	0.04	1,581,284	166	0.04	1,460,232	296	0.08
Time deposits	904,384	2,134	0.94	1,002,086	2,562	1.03	1,606,632	5,876	1.45
Total	7,122,910	5,379	0.30	7,045,189	6,325	0.36	7,032,024	11,370	0.64
FHLB Advances	—	—	—	—	—	—	343,412	1,470	1.70
Securities sold under agreements to repurchase	142,494	51	0.14	135,181	56	0.17	144,720	174	0.48
Other borrowings	228,695	2,858	4.96	228,350	2,944	5.17	246,903	3,160	5.09
Total borrowings	371,189	2,909	3.11	363,531	3,000	3.31	735,035	4,804	2.60
Total interest-bearing liabilities	7,494,099	8,288	0.44	7,408,720	9,325	0.50	7,767,059	16,174	0.83
Non-interest-bearing deposits	2,576,123			2,462,203			2,209,241
Non-interest-bearing liabilities	148,327			164,774			162,987
Total liabilities	10,218,549			10,035,697			10,139,287
Stockholders’ equity	1,519,488			1,504,035			1,482,682
Total liabilities and equity	$11,738,037			$11,539,732			$11,621,969
Net interest income		$77,132			$74,016			$76,788
Net interest rate spread (3)			2.80%			2.75%			2.77%
Net interest margin (4)			2.93%			2.89%			2.97%
Total cost of deposits (including non-interest-bearing deposits)			0.22%			0.27%			0.49%

(continued)

	For the Nine Months Ended September 30,
	2021			2020
(dollars in thousands)	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Assets:
Interest-earning assets:
Interest-earning deposits and short-term investments	$1,061,419	$958	0.12%	$409,321	$693	0.23%
Securities (1)	1,452,778	18,832	1.73	1,143,049	22,129	2.59
Loans receivable, net (2)
Commercial	5,270,138	163,315	4.14	5,309,275	177,973	4.48
Residential real estate	2,269,066	59,242	3.48	2,480,932	71,590	3.85
Home equity loans and lines and other consumer	306,681	11,288	4.92	403,348	14,661	4.86
Allowance for loan credit losses, net of deferred loan costs and fees	(50,912)	—	—	(27,186)	—	—
Loans receivable, net	7,794,973	233,845	4.01	8,166,369	264,224	4.32
Total interest-earning assets	10,309,170	253,635	3.29	9,718,739	287,046	3.95
Non-interest-earning assets	1,264,347			1,306,568
Total assets	$11,573,517			$11,025,307
Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing checking	$3,753,457	10,549	0.38%	$3,023,093	14,559	0.64%
Money market	761,975	823	0.14	647,566	2,316	0.48
Savings	1,571,345	490	0.04	1,436,594	2,266	0.21
Time deposits	1,041,371	8,338	1.07	1,563,449	18,470	1.58
Total	7,128,148	20,200	0.38	6,670,702	37,611	0.75
FHLB Advances	—	—	—	483,267	6,239	1.72
Securities sold under agreements to repurchase	135,754	203	0.20	119,495	408	0.46
Other borrowings	228,472	8,480	4.96	195,754	7,688	5.25
Total borrowings	364,226	8,683	3.19	798,516	14,335	2.40
Total interest-bearing liabilities	7,492,374	28,883	0.52	7,469,218	51,946	0.93
Non-interest-bearing deposits	2,416,866			1,971,622
Non-interest-bearing liabilities	157,821			133,928
Total liabilities	10,067,061			9,574,768
Stockholders’ equity	1,506,456			1,450,539
Total liabilities and equity	$11,573,517			$11,025,307
Net interest income		$224,752			$235,100
Net interest rate spread (3)			2.77%			3.02%
Net interest margin (4)			2.91%			3.23%
Total cost of deposits (including non-interest-bearing deposits)			0.28%			0.58%
(1)    Amounts represent debt and equity securities, including FHLB and Federal Reserve Bank stock, and are recorded at average amortized cost, net of allowance for securities credit losses.
(2)    Amount is net of deferred loan costs and fees, undisbursed loan funds, discounts and premiums and allowance for loan credit losses, and includes loans held for sale and non-performing loans.
(3)    Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(4)    Net interest margin represents net interest income divided by average interest-earning assets.

OceanFirst Financial Corp.
SELECTED QUARTERLY FINANCIAL DATA
(in thousands, except per share amounts)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2021	2021	2021	2020	2020
Selected Financial Condition Data:
Total assets	$11,829,688	$11,483,901	$11,577,472	$11,448,313	$11,651,297
Debt securities available-for-sale, at estimated fair value	314,620	249,330	268,511	183,302	169,634
Debt securities held-to-maturity, net of allowance for securities credit losses	1,125,382	1,146,735	1,082,326	937,253	871,688
Equity investments	101,314	90,917	50,159	107,079	63,846
Restricted equity investments, at cost	53,017	52,519	52,199	51,705	67,505
Loans receivable, net of allowance for loan credit losses	8,139,961	7,774,351	7,820,590	7,704,857	7,943,390
Deposits	9,774,097	9,415,286	9,502,812	9,427,616	9,283,288
Federal Home Loan Bank advances	—	—	—	—	343,452
Securities sold under agreements to repurchase and other borrowings	372,179	370,039	362,641	363,925	389,764
Stockholders’ equity	1,513,249	1,508,789	1,498,719	1,484,130	1,461,714

	For the Three Months Ended,
	September 30,	June 30,	March 31,	December 31,	September 30,
	2021	2021	2021	2020	2020
Selected Operating Data:
Interest income	$85,420	$83,341	$84,874	$92,562	$92,962
Interest expense	8,288	9,325	11,270	14,711	16,174
Net interest income	77,132	74,016	73,604	77,851	76,788
Credit loss (benefit) expense	(3,179)	(6,460)	(620)	4,072	35,714
Net interest income after credit loss (benefit) expense	80,311	80,476	74,224	73,779	41,074
Other income (excluding net (loss) gain on equity investments and gain on sale of PPP loans)	10,349	11,227	12,548	11,032	11,755
Net (loss) gain on equity investments	(466)	576	8,287	24,487	(3,576)
Gain on sale of PPP loans	—	—	—	5,101	—
Operating expenses (excluding FHLB advance prepayment fees, branch consolidation and merger related expenses)	54,434	51,198	50,291	53,053	52,801
FHLB advance prepayment fees	—	—	—	13,333	—
Branch consolidation expense	4,014	26	1,011	3,336	830
Merger related expenses	225	446	381	1,194	3,156
Income (loss) before provision (benefit) for income taxes	31,521	40,609	43,376	43,483	(7,534)
Provision (benefit) for income taxes	7,354	10,054	10,679	10,419	(2,608)
Net income (loss)	$24,167	$30,555	$32,697	$33,064	$(4,926)
Net income (loss) available to common stockholders	$23,163	$29,551	$31,693	$32,060	$(6,019)
Diluted earnings (loss) per share	$0.39	$0.49	$0.53	$0.54	$(0.10)
Net accretion/amortization of purchase accounting adjustments included in net interest income	$3,644	$2,835	$3,650	$6,186	$4,364

(continued)

	At or For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2021	2021	2021	2020	2020
Selected Financial Ratios and Other Data(1):
Performance Ratios (Annualized):
Return on average assets (2)	0.78%	1.03%	1.12%	1.09%	(0.21)%
Return on average tangible assets (2) (3)	0.82	1.08	1.18	1.14	(0.22)
Return on average stockholders’ equity (2)	6.05	7.88	8.59	8.65	(1.61)
Return on average tangible stockholders’ equity (2) (3)	9.20	12.07	13.22	13.43	(2.51)
Stockholders’ equity to total assets	12.79	13.14	12.95	12.96	12.55
Tangible stockholders’ equity to tangible assets (3)	8.78	9.01	8.83	8.79	8.41
Tangible common equity to tangible assets (3)	8.29	8.50	8.33	8.28	7.91
Net interest rate spread	2.80	2.75	2.78	2.79	2.77
Net interest margin	2.93	2.89	2.93	2.97	2.97
Operating expenses to average assets (2)	1.98	1.80	1.83	2.40	1.94
Efficiency ratio (2) (4)	67.43	60.21	54.73	59.86	66.83
Loans to deposits	83.71	83.06	82.84	82.27	86.19

	For the Nine Months Ended September 30,
	2021	2020
Performance Ratios (Annualized):
Return on average assets (2)	0.98%	0.35%
Return on average tangible assets (2) (3)	1.02	0.37
Return on average stockholders’ equity (2)	7.49	2.68
Return on average tangible stockholders’ equity (2) (3)	11.46	4.22
Net interest rate spread	2.77	3.02
Net interest margin	2.91	3.23
Operating expenses to average assets (2)	1.87	2.13
Efficiency ratio (2) (4)	60.62	65.39

(continued)

	At or For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2021	2021	2021	2020	2020
Trust and Asset Management:
Wealth assets under administration and management	$274,807	$278,785	$274,172	$245,175	$232,292
Nest Egg	138,087	129,674	101,701	93,237	80,472
Per Share Data:
Cash dividends per common share	$0.17	$0.17	$0.17	$0.17	$0.17
Stockholders' equity per common share at end of period	25.47	25.22	24.84	24.57	24.21
Tangible common equity per common share at end of period (3)	15.78	15.58	15.26	14.98	14.58
Common shares outstanding at end of period	59,417,266	59,834,018	60,329,504	60,392,043	60,378,120
Preferred shares outstanding at end of period	57,370	57,370	57,370	57,370	57,370
Number of full-service customer facilities:	58	58	62	62	62
Quarterly Average Balances
Total securities	$1,542,630	$1,501,484	$1,311,683	$1,209,543	$1,112,174
Loans receivable, net	7,864,720	7,788,919	7,729,798	7,992,365	8,350,797
Total interest-earning assets	10,461,147	10,282,888	10,180,392	10,425,380	10,268,834
Total goodwill and core deposit intangible	520,765	522,122	523,499	525,511	527,679
Total assets	11,738,037	11,539,732	11,439,501	11,747,439	11,621,969
Time deposits	904,384	1,002,086	1,221,123	1,437,770	1,606,632
Total deposits (including non-interest-bearing deposits)	9,699,033	9,507,392	9,425,609	9,505,835	9,241,265
Total borrowed funds	371,189	363,531	357,812	590,295	735,035
Total interest-bearing liabilities	7,494,099	7,408,720	7,571,148	7,886,598	7,767,059
Non-interest bearing deposits	2,576,123	2,462,203	2,212,273	2,209,532	2,209,241
Stockholders' equity	1,519,488	1,504,035	1,495,580	1,475,088	1,482,682

Quarterly Yields
Total securities	1.57%	1.62%	2.07%	2.38%	2.43%
Loans receivable, net	3.98	3.97	4.09	4.23	4.09
Total interest-earning assets	3.24	3.25	3.38	3.53	3.60
Time deposits	0.94	1.03	1.21	1.39	1.45
Total cost of deposits (including non-interest-bearing deposits)	0.22	0.27	0.37	0.45	0.49
Total borrowed funds	3.11	3.31	3.14	2.72	2.60
Total interest-bearing liabilities	0.44	0.50	0.60	0.74	0.83
Net interest spread	2.80	2.75	2.78	2.79	2.77
Net interest margin	2.93	2.89	2.93	2.97	2.97
(1)    With the exception of end of quarter ratios, all ratios are based on average daily balances.
(2)    Performance ratios for each period are presented on a GAAP basis and include non-core operations. Refer to “Non-GAAP Reconciliation.”
(3)    Tangible stockholders’ equity and tangible assets exclude intangible assets related to goodwill and core deposit intangible. Tangible common equity excludes goodwill, core deposit intangible and preferred equity.
(4)    Efficiency ratio represents the ratio of operating expenses to the aggregate of other income and net interest income.

OceanFirst Financial Corp.
SUPPLEMENTAL INFORMATION
(dollars in thousands, except per share amounts)

NON-GAAP RECONCILIATION

	For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2021	2021	2021	2020	2020
Core Earnings:
Net income (loss) available to common stockholders (GAAP)	$23,163	$29,551	$31,693	$32,060	$(6,019)
Add (less) non-recurring and non-core items:
Merger related expenses	225	446	381	1,194	3,156
Branch consolidation expenses	4,014	26	1,011	3,336	830
Net loss (gain) on equity investments	466	(576)	(8,287)	(24,487)	3,576
FHLB advance prepayment fees	—	—	—	13,333	—
Gain on sale of PPP loans	—	—	—	(5,101)	—
Income tax (benefit) expense on items	(1,138)	26	1,666	2,832	(1,809)
Core earnings (loss) (Non-GAAP)	$26,730	$29,473	$26,464	$23,167	$(266)
Core diluted earnings (loss) per share	$0.45	$0.49	$0.44	$0.39	$—

Core Ratios (Annualized):
Return on average assets	0.90%	1.02%	0.94%	0.78%	(0.01)%
Return on average tangible assets	0.95	1.07	0.98	0.82	(0.01)
Return on average tangible stockholders’ equity	10.62	12.04	11.04	9.71	(0.11)
Efficiency ratio	62.22	60.06	58.37	59.69	59.63

	For the Nine Months Ended September 30,
	2021	2020
Core Earnings:
Net income available to common stockholders (GAAP)	$84,407	$29,152
Add (less) non-recurring and non-core items:
Merger related expenses	1,052	14,753
Branch consolidation expenses	5,051	4,287
Net (gain) loss on equity investments	(8,397)	3,576
Two River and Country Bank opening credit loss expense under the CECL model	—	2,447
FHLB advance prepayment fees	—	924
Income tax expense (benefit) on items	554	(6,120)
Core earnings (Non-GAAP)	$82,667	$49,019
Core diluted earnings per share	$1.38	$0.82

Core Ratios (Annualized):
Return on average assets	0.95%	0.59%
Return on average tangible assets	1.00	0.62
Return on average tangible stockholders’ equity	11.23	7.10
Efficiency ratio	60.23	57.95

(continued)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2021	2021	2021	2020	2020
Tangible Equity:
Total stockholders' equity	$1,513,249	$1,508,789	$1,498,719	$1,484,130	$1,461,714
Less:
Goodwill	500,319	500,319	500,319	500,319	500,849
Core deposit intangible	19,558	20,912	22,273	23,668	25,194
Tangible stockholders' equity	993,372	987,558	976,127	960,143	935,671
Less:
Preferred Stock	55,527	55,527	55,527	55,527	55,544
Tangible common equity	$937,845	$932,031	$920,600	$904,616	$880,127

Tangible Assets:
Total assets	$11,829,688	$11,483,901	$11,577,472	$11,448,313	$11,651,297
Less:
Goodwill	500,319	500,319	500,319	500,319	500,849
Core deposit intangible	19,558	20,912	22,273	23,668	25,194
Tangible assets	$11,309,811	$10,962,670	$11,054,880	$10,924,326	$11,125,254

Tangible stockholders' equity to tangible assets	8.78%	9.01%	8.83%	8.79%	8.41%
Tangible common equity to tangible assets	8.29%	8.50%	8.33%	8.28%	7.91%